EZ Pay® Distributorship Agreement

This Agreement is made and entered into in Hoofddorp, as of this 3 day of October, 2007, between Octavian International Ltd EUR, a company registered in England, located at Bury House, 1-3 Bury Street, Guildford, Surrey GU2 4AW, England (hereinafter the term “Distributor” as used in this Agreement) and IGT-Europe B.V., a Dutch corporation, located at Bijlmermeerstraat 30, 2131 HC Hoofddorp, The Netherlands (hereinafter the term “IGT” as used in this Agreement).

1. IT IS AGREED AS FOLLOWS:

A. Grant of Territory and Marketing Privileges

Subject to the terms and conditions set forth in this Agreement, IGT grants to Distributor a non-exclusive and non-transferable license without sub-licensure rights, to purchase for resale, sell, promote the sale of, and distribute IGT Systems Products and such system related Parts (both are defined below in paragraph 1.B), lawfully approved for sale to customers which are authorized operators of gaming equipment under applicable law (“Customers”) of Distributor at licensed gaming establishments (“Locations”) in the Territory which is defined as follows:

Territory shall mean =  as per the Territory attachment

In no event is Distributor authorized to distribute IGT Systems Products or Parts, outside of, or which are to be operated outside of, the Territory. Jurisdictions included in the Territory may only be amended by written consent of both parties.

B. IGT Systems Products and Parts

Under the terms of this Agreement, the Distributor shall be entitled to distribute, for use by Locations in the Territory, IGT systems and any system related components, including but not limited to, software, hardware and peripherals, which are characterized by IGT, in its sole discretion, as being part of the IGT EZ Pay® (“EZ Pay®”) and IGT EZ Pay® IVS (“IVS”) ticket-in ticket-out systems, (collectively “IGT Systems Products”).

All agreements entered into by Distributor and Customers for the initial sale of EZ Pay® or IVS system, shall be in the form required by IGT (“EZ Pay® Pricing Proposal”). For each EZ Pay® Pricing Proposal entered into by Distributor and Customer for the sale of EZ Pay® or IVS, Distributor shall require Customer to also agree to the IGT EZ Pay® Software License and Maintenance Agreement (“EZ Pay® Maintenance Agreement”), which is calculated based on the sale of EZ Pay® and IVS Application Software (“EZ Pay® Software”).

Any IGT Systems Products, which are sold or provided to Distributor after the initial Go Live (as defined in 1.G), including but not limited to, hardware and peripherals, shall be considered Parts, as used throughout this Agreement.

C. Specific Reservation

The non-exclusive license granted to Distributor shall not preclude IGT in any way from carrying out any and all business transactions in the Territory directly, indirectly or through other distributors with any gaming operator IGT chooses, including but not limited to, the sale and distribution of IGT Systems Products and Parts. In such instances, Distributor shall not be entitled to, nor receive, any commission, discount or referral fee for any such sale of IGT Systems Products or Parts. The services and support, if any, to be provided by Distributor in each such instance shall be the subject of separate negotiation.

D. Acceptance

Distributor hereby accepts the non-exclusive and non-transferable license to sell, distribute and promote IGT Systems Products and Parts in the Territory as limited and provided for under this Agreement and further agrees to use its reasonable efforts in selling and distributing IGT Systems Products and Parts in the Territory. Further, so long as this Agreement is in effect, Distributor agrees that neither it nor any affiliate of Distributor, or any shareholder of Distributor, shall anywhere in the world, directly or indirectly, sell, solicit orders to sell, lease, promote the sale of or otherwise deal in EZ Pay® and IVS, related equipment, parts, subassemblies or systems manufactured or sold by any other manufacturer or supplier of gaming equipment, including but not limited to the following: Aristocrat, Alliance Gaming/MCC, Atronic/MIS/Grips, WMS Gaming, Inc., Spielo Manufacturing, Inc., Gtech Corporation, Sigma Game, Inc., SiP, ENSICO, Advansys, United Gaming Limited or Konami Gaming Inc or any affiliate or subsidiary related to such companies.

i.
As used in this Agreement, “affiliate” shall mean any company or entity of which a party directly or through a subsidiary or parent, holding company or otherwise, owns or controls ten percent (10%) or more of the outstanding equity, or other ownership interest, or which a party has the power, directly or indirectly, to direct or cause the direction of the management or policies of such company or entity.

ii.
Distributor represents and warrants: that it is a corporation in good standing and duly authorized to enter into this Agreement and perform its obligations under this Agreement pursuant to its corporate charter and bylaws and pursuant to the laws of its jurisdiction of incorporation and of the Territory; that its entry into and performance of its obligations under this Agreement will not violate, conflict with or result in any breach of or default under any other Agreement or obligation of Distributor or any affiliate of Distributor.

E. Term

Except as provided in paragraph 9, this Agreement shall have an initial term of three (3) years commencing on the execution date of this Agreement. The term of this Agreement shall be extended for up to a maximum of three (3) additional three (3) year terms (the “Renewal Terms”) upon written agreement between IGT and Distributor thirty (30) days prior to the expiration of the then remaining term of this Agreement.

F. Standard System Specifications

IGT agrees that all IGT Systems Products provided under this Agreement shall conform to the specifications of gaming systems licensed by the appropriate licensing agency, when possible, for the destination within the Territory. Any change of or addition to any specifications of the IGT Systems Products or Parts by Distributor shall only be made at the prior approval of IGT and pursuant to changes authorized by said appropriate governmental agency. Any change required by governmental authority having responsibility for the licensure or approval of gaming systems shall be reviewed by IGT on a case-by-case basis, and IGT, in its sole discretion, may or may not choose to implement any such change. Any changes implemented by IGT which were required by the governmental authorities for the entire Territory, shall be deemed a standard specification to be implemented by Distributor and IGT on a going-forward basis. Any change thus required in IGT Systems Products or Parts thereafter purchased by Distributor shall be made by IGT and shall be deemed to require a change, as specifically designated by IGT in its sole discretion, to IGT standard pricing for IGT Systems Products and Parts (collectively “IGT-Europe B.V. List Price”) otherwise applicable.

Any change thus required in IGT Systems Products previously purchased and delivered to Distributor shall be made by IGT at Distributor's cost, including the cost of retrofit parts or elements to be provided by IGT unless such change is specifically required to correct a design flaw which is covered by the warranty set forth in paragraph 1.G or is required by IGT to be made only to new inventory then held by Distributor, in which case the cost shall be IGT's.

The timing of the delivery of any changes or additions to IGT Systems Products and Parts will be at the sole discretion of IGT.

Any inventions or improvements, whether patentable or not, and any know how relating to any IGT Systems Products or Parts developed or invented by employees or agents of Distributor shall be disclosed by Distributor to IGT within thirty (30) days of discovery. All such inventions, improvements and know how shall belong to IGT and Distributor agrees to assign all such inventions, improvements and know how to IGT forthwith. Distributor shall cooperate with IGT, at IGT’s expense, in securing any and all patents hereunder. In addition, any works subject to copyright protection developed by Distributor relating to any IGT Systems Products or Parts shall be considered “works made for hire” under 17 U.S.C. 102 of the United States. In the event it is determined that the work is not a “work made for hire”, Distributor shall immediately upon such determination assign to IGT all right, title and interest in and to the work.

No rights, including, but not limited to rights under any patent, trademark, copyright, or trade secret owned by IGT are hereby granted, other than those rights specifically provided for hereunder.

G. IGT Limited Warranty

IGT WARRANTS THAT FOR A PERIOD OF NINETY (90) DAYS FOLLOWING GO LIVE, AS DEFINED later in this paragraph, THE IGT SYSTEMS PRODUCTS WILL WORK ACCORDING TO PUBLISHED SPECIFICATIONS. IN THE EVENT OF A DEFECT DURING THIS PERIOD, IGT WILL RESTORE THE HARDWARE OR EZ PAY® SOFTWARE, WHICHEVER APPLIES, TO GOOD WORKING CONDITION BY ADJUSTMENT, REPAIR OR REPLACEMENT, AT IGT’S OPTION. “Go Live” or “Live Operation” shall mean the point in time when the Customer begins to operate the IGT Systems Products in a Location for patrons of the Customer.

EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE SYSTEMS PRODUCTS, PARTS AND ALL EZ PAY® SOFTWARE, HARDWARE AND SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. NO AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING SUITABILITY FOR USE OR PERFORMANCE OF THE EZ PAY® SOFTWARE SHALL BE DEEMED TO BE A WARRANTY OR GUARANTY OF IGT AS LICENSOR, OR OTHERWISE, FOR ANY PURPOSE.

THIS WARRANTY IS AT ALL TIMES SUBJECT TO THE NORMAL AND PROPER USE OF THE IGT SYSTEMS PRODUCTS IN ACCORDANCE WITH PUBLISHED SPECIFICATIONS AND INSTRUCTIONS. THE WARRANTY SHALL BE NULL AND VOID TO THE EXTENT ANY FAILURES OR DEFECTS ARE CAUSED BY: (A) ANY UNAUTHORIZED MODIFICATION, ALTERATION, OR REVISION OF ALL OR ANY PORTION OF THE IGT SYSTEMS PRODUCTS OR PARTS; OR (B) A PROBLEM OR ERROR DUE TO CUSTOMER’S OWN SOFTWARE OR HARDWARE OR THIRD PARTY SOFTWARE OR HARDWARE.

The ninety (90) day warranty period for EZ Pay® Software licensed on a per-game basis will begin at the latter of: (i) Go Live; or (ii) the point in time after the respective EZ Pay® Software component has been approved for installation by the applicable regulatory agency and has been installed such that the software component is ready for use by the Customer’s patrons. Subsequent installation or licensing of such EZ Pay® Software for additional games will not receive a warranty period.

H. Limitation of Liability

i.	The warranties and remedies provided in paragraph 1.G. are Distributor’s sole and exclusive remedies.

ii.
IN NO EVENT SHALL IGT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, EVEN IF IGT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

iii.
If any disclaimer of warranty or limitation of liability is found to be unlawful or inapplicable, or to have failed its essential purpose, IGT’s liability shall in any event be limited to the amount paid by Distributor for the specific unit of product that caused such liability.

iv.
IGT is willing to sell IGT Systems Products and Parts to Distributor only in consideration of and in reliance upon the provisions contained herein limiting IGT’s liability. Such provisions constitute an essential part of the bargain underlying this Agreement and have been reflected in the pricing under paragraph I below for IGT Systems Products and Parts supplied under this Agreement and other consideration agreed upon by the parties.

v.
In no event shall the liability of IGT or Distributor under this Agreement or under any EZ Pay® Maintenance Agreement or otherwise, exceed the IGT-Europe B.V. List Price and Additional Charges (if any) stated in the EZ Pay® Pricing Proposals relating to IGT Systems Products and Parts supplied under this Agreement.

vi.	IGT shall not in any way be liable for any losses, injuries or damages which Distributor may be subject to or incur as a result of any activities in connection with this Agreement.

vii.	Distributor will defend and indemnify IGT from and against all liability and claims caused by the negligence or malfeasance of Distributor under this Agreement and the EZ Pay® Maintenance Agreement.

I. Price / Payment – IGT Systems Products/Parts – EZ Pay® Maintenance Agreement

The IGT-Europe B.V. List Price provides pricing for all IGT Systems Products available for sale in the Territory to Distributor’s Customers. IGT-Europe B.V. List Price may be changed by IGT at anytime

i.	IGT shall sell to Distributor the IGT Systems Products which have, prior to the time of Customer order, been approved by IGT and available for sale in the Territory, as follows:

EZ Pay® Software at IGT-Europe B.V. List Price minus fifty percent (50%) Additional charges, if any are necessary, shall be agreed upon by both parties and reflected in the EZ Pay® Pricing Proposal or related order.

Any components, including hardware, peripherals, Parts and other related items, exclusive of any software, as defined solely by IGT, used for or in combination with, EZ Pay® or IVS at IGT-Europe B.V. List Price, minus twenty percent (20%), Additional Charges, if any are necessary, shall be agreed upon by both parties and reflected in the EZ Pay® Pricing Proposal or related order.

ii.
Unless otherwise stated in an EZ Pay® Pricing Proposal, EZ Pay® Maintenance Agreements shall be charged at an annual rate of twenty percent (20%) of the total value of EZ Pay® Software sold to a Customer, but such annual charge shall not be less than €17,500 in any case. IGT shall grant a fifty percent (50%) discount to Distributor for any EZ Pay® Maintenance Agreement which has been entered into collectively by IGT, Distributor and a Customer in the Territory. Unless otherwise specified in an EZ Pay® Pricing Proposal or EZ Pay® Maintenance Agreement, charges for EZ Pay Maintenance Agreements will be invoiced and become due 90 days after Go Live, and anytime additional components are connected to EZ Pay® or IVS, but not later than on an annual basis. EZ Pay® Maintenance Agreements, which Distributor is not a participant, will not afford Distributor any benefits or rights.

EZ Pay® Maintenance Agreements for multi-site properties shall be charged a minimum amount of €7,000 for the foremost site and a minimum of €3,500 for each secondary and additional site. The minimum charge for multi-site property configurations shall be €17,500.

In the event this Agreement is canceled or terminated, all annual maintenance fees and contracts will revert to IGT.

Shipping charges and all costs associated with delivery shall be the responsibility of the Distributor. For the avoidance of doubt the Distributor will be able to pass on all costs in full to the Customer.

iii.
Distributor shall exhibit the IGT-Europe List Price for all sales of IGT Systems Products and Parts; however, discounts may be granted at Distributor’s discretion at its own cost, and no costs can be passed on to IGT in any case.

iv.
Distributor shall be responsible for any and all taxes, duties, levies, or assessments imposed by any taxing, customs or other authority, including but not limited to national, provincial, municipal, or any other authorities, based on, or in any way related to or measured by the sale or performance of anything supplied by IGT, such as but not limited to, IGT Systems Products or Parts or the provision of any service under the EZ Pay® Pricing Proposals or EZ Pay® Maintenance Agreements. For the avoidance of doubt the Distributor will be able to pass on all costs in full to the Customer.

v.
Distributor shall, upon receipt, immediately forward to IGT all EZ Pay® Pricing Proposals executed by Customers and papers relating thereto. All orders for IGT Systems Products shall be in writing, in the form prescribed by IGT, indicating the applicable Customer, and signed by an authorized employee of Distributor. Such orders shall be deemed accepted by IGT unless IGT otherwise provides notification to Distributor within fifteen (15) business days of confirming the receipt of the order at IGT's office in Hoofddorp, The Netherlands. Once accepted by IGT, an order may be canceled or modified only by mutual written consent of the parties, provided that Distributor will still be held liable to IGT for costs incurred by IGT in connection with the order which are not reasonably recoverable by IGT, provided that the cancellation or modification is requested by Distributor.

vi.
Unless otherwise agreed by IGT in writing at the time of order, pricing for Distributor for IGT Systems Products, Parts and EZ Pay® Maintenance Agreements shall be in accordance with Ii. and Iii. above. All such payments shall be deposited into IGT’s bank account as follows: ABN AMRO Bank, Hoofddorp, The Netherlands, nr. 56.53.85.496 (Euros). Any and all amounts not timely paid by Distributor shall accrue interest at a default interest rate of one and half percent (1.5%) per month on the unpaid balance of principal and accrued interest thereon, provided that interest shall not exceed the maximum rate allowed, if any, under applicable law. Specific payment terms and conditions shall be further provided in each EZ Pay® Pricing Proposal.

vii.
Where IGT involvement is required as a direct result of an EZ Pay® Software error, then no charge would be made. If IGT personnel are needed to travel to a Customer’s Location, the Distributor will have to pay for the transportation, food and hotel costs.

J. IGT Manufacture and Delivery

To enable IGT to establish production schedules and place orders with its suppliers with adequate lead time, Distributor will furnish IGT, unless otherwise specified by IGT, with monthly best estimates of Distributor’s requirements for IGT Systems Products and Parts for the next twelve (12) calendar months as a non-binding aid to IGT in scheduling and factory inventory planning. A mutually agreed upon delivery schedule shall be established for each order. Distributor will select the mode of transportation provided for all deliveries of IGT Systems Products and Parts hereunder and shall be responsible to carriers for all charges and costs of effectuating delivery at such places as may be mutually agreed from time-to-time. For the avoidance of doubt the Distributor will be able to pass on all costs in full to the Customer.

K. Risk of Loss

Whenever IGT sells to Distributor any IGT Systems Products or Parts, for delivery to Distributor, the risk of loss shall be with IGT until actual delivery to Distributor or its authorized agent or designated carrier, at IGT’s warehouse docks in Las Vegas or Reno, Nevada, U.S.A. or IGT’s premises in Hoofddorp, The Netherlands, and at such time the risk of loss shall pass to Distributor.

L. Distributor Operating Requirements

Distributor agrees to provide appropriate representation, and facilitate proper sale and servicing of IGT Systems Products and Parts provided to Distributor’s Customers of IGT Systems Products in the Territory. Distributor shall establish and maintain places of business satisfactory to IGT in its commercially reasonable judgment, as to facilities, appearance, sales and service, operations, parts inventory, trained personnel and capital equipment. Such facilities shall be established within the Territory to adequately meet, within IGT's reasonable judgment, the needs of Customers for which IGT Systems Products are located within the Territory.

i.
Service Offices. Distributor agrees to provide service offices in order to meet service coverage desired by IGT. Such offices will provide Customers with information regarding the delivery, installation, warranty services, post-warranty Customer support services, technical services, sales and distribution of IGT Systems Products and Parts.

ii.
Purchase and Distribution of Parts and Non-Proprietary Parts. Distributor shall be required to purchase directly from IGT, any and all IGT Systems Products and Parts which are for use, or to be used, in combination or conjunction with IGT Systems Products, with the exception of the following: cabling, tickets and servers. Any additional IGT Systems Products and Parts that Distributor chooses to third party source must first be granted prior written authorization by IGT, at IGT’s sole discretion.

M.Use of IGT Trade Names

The names IGT-Europe B.V., IGT and International Game Technology, and the names of the IGT Systems Products, are registered trademarks and/or are the exclusive property of IGT and nothing herein contained shall give Distributor any interest in the names, except the right to use them during the term of this Agreement in connection with the sale, operation, service or repair of any IGT Systems Products and Parts as provided herein or applications for necessary permits. Whenever Distributor uses any trademarks held within the International Game Technology group of companies, Distributor shall maintain standards of quality which are at least the same level as those maintained by IGT with respect to such trademarks, and IGT shall be entitled to inspect and approve all of Distributor’s uses of such trademarks. Upon termination of this Agreement for whatever reason, Distributor shall abandon at once the use of the names IGT-Europe B.V., IGT, International Game Technology, IGT Systems Products, Parts and any similar name or colorable imitation, or misleading name.

N. Marketing & Advertising

IGT shall make available for sale the necessary amount of marketing material to assist the Distributor in obtaining market penetration, provided timely forecast is supplied to IGT. Distributor shall develop sales, promotions and marketing strategies. Such strategies must be communicated to IGT and Distributor has to obtain IGT’s approval. In no event shall Distributor violate any law or government restrictions on advertising.

2. RESPONSIBILITIES

A. Preparation of Agreements

A template of the EZ Pay® Pricing Proposal and EZ Pay® Maintenance Agreement is to be provided to Distributor and both form an integral part of this Agreement. IGT, in its sole discretion, may choose to alter or amend future EZ Pay® Pricing Proposals and EZ Pay® Maintenance Agreements at anytime. The EZ Pay® Pricing Proposal and EZ Pay® Maintenance Agreement may need to be customized to the particular requirements of the individual Customers, but any material changes to these agreements, such as but not limited to, format or pricing changes, will require IGT’s prior approval.

Distributor will prepare and use EZ Pay® Pricing Proposals, and EZ Pay® Maintenance Agreements as required by IGT. A template of each of these agreements is attached and form an integral part of this Agreement and will not be customized or deviated from without the expressed written consent of IGT.

EZ Pay® Pricing Proposals and EZ Pay® Maintenance Agreements will be in English and shall include reference to IGT’s General Terms and Conditions deposited with the Dutch Chamber of Commerce, and also include reference to some or all of the following items, but which shall not be limited to:

i.	EZ Pay® Software details;
ii.	Ticket in Ticket Out gaming software details;
iii.	Game hardware kit details;
iv.	Specialty software details;
v.	IGT responsibilities;
vi.	Distributor responsibilities
vii.	IGT-Europe B.V. List Price and payment terms
viii.	Grant of software licenses
ix.	IGT warranties and limitations of liability
x.	Pre-installation checklist
xi.	Wiring requirements
xii.	Maintenance service details
xiii.	Upgrade services
xiv.	Training
xv.	Support
xvi.	Such further or other terms and conditions as may be solely determined by IGT at its discretion

IGT reserves the right, in its sole discretion, to establish, change, alter or amend its EZ Pay® Pricing Proposal, the EZ Pay® Maintenance Agreement, as well as the IGT-Europe B.V. List Price, warranties, dates of availability, delivery and installation, and to discontinue the merchandising of any of the IGT Systems Products, without thereby incurring any obligation or liability to Distributor.

B. IGT Responsibilities

Subject to the terms and conditions of individual EZ Pay® Pricing Proposal, IGT will be responsible for the following:

i.	supply of the hardware components listed in EZ Pay® Pricing Proposal;

ii.	provide hardware and EZ Pay® Software training to Distributor and on-site application support after Go Live for the first two installations;

iii.	Support the Distributor and Customer in obtaining necessary regulatory approvals of IGT Systems Products;

iv.	assist Distributor and Customer with completion of regulatory field audits (if applicable).

v.	ensure that all hardware supplied by IGT to Distributor is CE compliant.

C. Distributor Responsibilities

Distributor will be responsible for the following:

i.	translate the user manuals and training aids of the IGT Systems Products and Parts into the local language, if necessary and where not currently available.

ii.	provide reasonable training of hardware and EZ Pay® Software to Customers employees and provide on-site application support after Go Live;

iii.	Be responsible for initial installation and training of IGT Systems Products and Parts;

iv.	install, configure and test the EZ Pay® Software;

v.	ensuring that the necessary EZ Pay® or IVS Licensing Software, as the case may be, is installed properly at every Location where EZ Pay® Software is in use.

vi.	shall disclose any and all gaming machines connected to EZ Pay® or IVS, in regards to the Cashless Intellectual Property Portfolio;

vii.	use reasonable commercial efforts to meet the schedule of deliverables listed in the EZ Pay® Pricing Proposals;

viii.	shall supply only CE compliant hardware to Customers;

ix.
assist Customers to obtain all necessary regulatory approvals for the IGT Systems Products and Parts and for the supply and installation of the IGT Systems Products and Parts at each Customer location (if any);

x.
use its reasonable efforts to support IGT in interfacing and coordinating with the applicable regulatory agencies and suppliers of games and contractors in each Location who may affect Distributor’s ability to perform under this Agreement including providing support for the completion of required field audit procedures;

xi.
assist Locations to modify and follow internal control procedures that shall include daily audit procedures designed specifically to verify the accuracy and integrity of casino floor transactions, including but not limited to, hopper fills, jackpots, ticket redemption;

xii.
obtain adequate training, knowledge and skill sets to provide above-standard installation and training service; troubleshoot IGT Systems Products hardware and EZ Pay® Software matters so that Distributor can provide front line support to Locations and be Locations first point of contact.

xiii.	advise IGT of any change in gaming laws or regulations in the Territory in which Distributor has supplied or installed any IGT Systems Product.

xiv.	respond to any and all requests for information or supplemental documentation.

D. Miscellaneous Distributor Responsibilities under this Agreement

A. Access to Records

Keep accurate accounts, books and records as to all activities involving the distribution of IGT Systems Products and Parts, including but not limited to sales, installation, service and warranty repairs, in such a manner and form, as IGT shall reasonably require. Distributor agrees to provide IGT with access to any all such records related to the distribution of IGT Systems Products and Parts at all reasonable times.

B. Forward Documents

Forward immediately to IGT every Customer complaint, governmental order, governmental advice and related communication, regarding IGT Systems Products or IGT and any other relevant or material information or documentation that IGT would reasonably require.

C. Monthly and Quarterly Reports Required

Distributor shall be required to provide the following and in a format that IGT may require:

Monthly quotes processed
Monthly Orders processed
Monthly Inventory of supply;
Monthly Inventory turnover; and sales forecasts
Quarterly survey of all installations to record including:
•
Number of Gaming Machines by Manufacturer, number of Workstations linked to EZ Pay® or IVS, number of Voucher Redemption Terminals (VRT), number of Communication Front End (CFE) only for EZ Pay®, number of Clerk Validation Terminals (CVT) only for EZ Pay® and any additional peripheral equipment.

D. Compliance Reporting

Distributor shall ensure the Customer is appropriately licensed by the responsible authorities, by at a minimum, obtaining copies of Customer’s valid gaming licenses and other related documentation as deemed necessary by IGT’s Compliance Department. Such licenses and other documentation shall be forwarded to IGT prior to commencing any installation or completing any service, sale or other such agreements.

E. Insurance

Distributor shall maintain general liability insurance coverage with limits of not less than one million euros (€1,000,000) for injury to any one (1) person, three million euros (€3,000,000) for any one (1) occurrence of personal injury, and three million euros (€3,000,000) for any one (1) occurrence of property damage. Such insurance shall be provided by an insurer acceptable to IGT. The policy under which such insurance is provided shall afford thirty (30) days advance notice to IGT of any cancellation, termination or failure to renew and shall name IGT as an additional insured, as consistent with normal insurance industry practice. Distributor shall provide proof of such insurance to IGT within thirty (30) business days after full signature and delivery of this Agreement, such proof to be addressed and forwarded to IGT, Attention Finance and Administration Director, Bijlmermeerstraat 30, 2131 HC Hoofddorp, The Netherlands.

E. Component Requirements

Distributor to supply the following components to Customers:

i.
Distributor is to ensure that effective July 1, 2006 all Computer and or related electronic parts or spares supplied to the Customers are RoHS compliant. For the avoidance of doubt IGT will ensure that all hardware it supplies to the Distributor is RoHS compliant.

ii.	Distributor shall comply with such wiring, Customer hardware, switching equipment, communication lines, and other requirements for individual Locations as per the EZ Pay® Maintenance Agreement.

iii.
Distributor may acquire and supply to Customers the computer hardware provided by a major international manufacturer of computer equipment, which meet the specifications provided by IGT. In the case of dispute, IGT shall have the sole discretion to determine what hardware meets this criteria.

F. System Support

Distributor will provide First Level Support (as described later in this paragraph) for IGT Systems Products and Parts operated by Customers within Territory. Distributor agrees to designate representatives who are required to provide technical and application support to Customers. Distributor shall ensure that its representatives will attend and participate in all training classes provided during the installation process.

Distributor is responsible for the costs associated with keeping its support representatives trained and qualified.

Distributor acknowledges that it has responsibility for routine problems incurred by Customers in the day-to-day operation of the IGT Systems Products and Parts, and that its designated support representatives will handle questions regarding and of the following matters, which shall only be a partial list of instances entailing First Level Support:

i.	the normal use of IGT Systems Products and Parts;
ii.
general inquiries on the operation of the IGT Systems Products and Parts that are not causing any immediate major problems to the operations of the IGT Systems Products and Parts at the Customer Location;

iii.	machine configuration issues;
iv.	configuration of the IGT Systems Products and Parts applications, including promotional tools;
v.	hardware;
vi.	network components including cabling and wiring;
vii.	operating systems;
viii.	ongoing training;
ix.	assistance as above will be provided by Distributor on a 24 hour, 7 day per week basis;

x.	IGT will assist Distributor with the first two (2) installations and additionally, two (2) upgrades of every new version if requested.

For the avoidance of doubt IGT will act as Second Level Support (as described later in the paragraph) and work with Distributor to resolve support issues when assistance is requested by Distributor.

In the event IGT, in its sole discretion, concludes Distributor is not meeting this obligation, IGT will notify Distributor in writing and give (30) days grace-period, upon Distributor’s receipt, to resolve said obligations. If obligations agreed upon by Distributor are not met, and grace-period has expired; a thirty (30) day written notice will be submitted to Distributor and support will be charged to the Distributor at IGT’s prevailing rates as specified in the EZ Pay® Pricing Proposal.

IGT will provide Second Level Support for IGT Systems Products and Parts distributed by Distributor within Territory. Such Second Level Support excludes any First Level Support required to be provided by Distributor, and includes only that of the following instances:

i.	Disaster recovery;
ii.	Failure of IGT’s EZ Pay® Software or proprietary equipment, such as Clerk Validation Terminals and Communications Front End;
iii.	Any problems that the distributor cannot handle but are not included in the First Level Support.

G. Title and Security Interest

Title to the hardware components supplied by IGT will transfer to Distributor upon delivery by IGT to the common carrier at IGT’s loading dock. Distributor shall keep the IGT Systems Products and Parts in good order and repair until the IGT-Europe B.V. List Price has been paid in full and shall promptly pay all taxes and assessments based upon the purchase or use of the IGT Systems Products and Parts, excluding taxes on IGT’s income. IGT shall retain a security interest in the IGT Systems Products and Parts until all monies due under the EZ Pay® Pricing Proposal are paid in full.

H. Indemnity

i.
IGT at its own expense will defend, indemnify and hold Distributor and Customers harmless in any third party action brought against Distributor and/or Customers to the extent that it is based on a claim that all or part of the IGT Systems Products and Parts, excluding multi-property functionality, used within the scope of this Agreement infringes any valid United States patents, copyrights or trademark, provided that IGT is promptly notified in writing of such claim. IGT shall have the right to control the defense of all such claims, lawsuits and other proceedings. In no event shall Distributor or Customers settle any such claim, lawsuit or proceeding without IGT’s prior written approval.

ii.
If, as a result of any claim of infringement against any valid United States patent, copyright or trademark, excluding multi-property intellectual property rights, IGT or Distributor or Customers are enjoined from using all or part of the IGT Systems Products or Parts, or if IGT believes that all or part of the IGT Systems Products or Parts is likely to become the subject of a claim of infringement, IGT at its option and expense may procure the right for Distributor and Customers to continue to use the IGT Systems Products and Parts, or replace or modify the IGT Systems Products and Parts with components of equal quality and function so as to make it non-infringing. The foregoing paragraph (i) and this paragraph (ii) state the entire liability of IGT with respect to infringement of any intellectual property rights, copyrights or patents by the IGT Systems Products or any Parts thereof.

iii.
IGT shall not be liable for any infringement or claim based upon use of the IGT Systems Products or Parts in combination with other equipment not contemplated by this Agreement or with software or hardware not supplied by IGT or modifications made by Distributor or Customers and not authorized by IGT.

iv.	Distributor acknowledges and agrees to the following provisions:

v.
Each IGT gaming system obtained hereunder with cashless capability (a “Licensed Cashless Gaming System”) is provided under a limited license to one or more of the following U.S. Patent Nos. 5,290,033; 5,265,874; 6,048,269; 5,429,361; and 5,470,079. Any use of a Licensed Cashless Gaming System constitutes the acknowledgement of and Agreement to the following “Limited License”:

1. Licensed Cashless Gaming System License Rights. Licensed Cashless Gaming Systems are licensed solely for use to facilitate the cashless aspects of gaming machines that are separately licensed under these patents (“Licensed Gaming Machines”). The use of a Licensed Cashless Gaming System to facilitate cashless transactions by an unlicensed gaming machine is an unlicensed use. Customer agrees to use the Licensed Cashless Gaming System to facilitate the cashless functionality of Licensed Gaming Machines only.

2. Other License Limitations. Each Limited License is expressly limited to the original Licensed Cashless Gaming System (i.e., one serial number per license). A license may not be transferred from one gaming system to another. Any unauthorized transfer voids this license.

3. Transferred Cashless Gaming Machines. Any Cashless Gaming Machine (other than a Bally Licensed Cashless Gaming Machine or an IGT Licensed Cashless Gaming Machine) transferred to Customer from an Affiliated Property must have a transfer authorization certificate issued by IGT before such Cashless Gaming Machine can be considered a Licensed Cashless Gaming Machine and connected to a Licensed Cashless Gaming System; without such transfer authorization certificate such Cashless Gaming Machines shall be deemed an unlicensed Cashless Gaming Machine. Any Cashless Gaming Machine (other than a Bally Licensed Cashless Gaming Machine or an IGT Licensed Cashless Gaming Machine) acquired by Customer from a non-Affiliated Property shall be deemed an unlicensed Cashless Gaming Machine, even if such Cashless Gaming Machine was previously licensed because such license is not transferable between non-Affiliated Properties. For purposes of this Limited License, Affiliated Properties are properties with (i) a common owner and (ii) said owner has a majority interest in both properties.

I. Protection of Proprietary Information

Distributor will not, and will ensure as far as is reasonably possible that Customers do not, reverse engineer, decompile or reverse compile, disassemble, list, print or display any IGT Systems Products or Parts or otherwise attempt to obtain the source code or other proprietary information from any such IGT Systems Products or Parts. Any data or information received or acquired by either party to this Agreement relating to the business affairs, correspondence, Customers, finances, methods, products or technology of the other party that is not made available by the other party to the general public shall be treated by both parties as confidential and proprietary information (“Confidential Information”) and shall be protected by both parties and their employees from disclosure to third parties. The foregoing obligation shall not include data or information which is now in the public domain, or which becomes part of the public domain through no fault of either party prior to the date of any disclosure. A party may disclose Confidential Information of the other party pursuant to an order or requirement of a court, administrative agency, or other governmental body, provided that it gives reasonable notice to the other party to contest such order or requirement. Any such disclosure of confidential information shall not be deemed to change, affect or diminish the confidential and proprietary status of such Confidential Information. Both IGT and Distributor will employ at least the same degree of care that they use to protect their own most important Confidential Information. Both parties shall inform each of its employees to whom it provides access to the other party’s Confidential Information of the obligations to keep the information pertaining thereto in confidence. Both parties further agree that they will take all reasonable steps to ensure that the terms of this provision are not violated by any of its employees or agents. Distributor will take all reasonable steps to ensure that the terms of this provision are not violated by any of its Customers.

J. IGT Representations

Game communication. Certain features of the EZ Pay® Software may not be available on certain games without the assistance of the game manufacturers and even with such assistance; the timing of the availability of such features cannot be predicted as of the execution date of this Agreement.

i.
Single currency: The EZ Pay® Software is designed to operate and report using a single currency. Modifications necessary to operate and report using multiple currencies are not included in this Agreement.

ii.
User interface language. The EZ Pay® Software presents user interface screens and reports in English. Query and reporting tools may be available from, and supported by, third parties to report database information in other languages.

iii.
Non-communicating games. IGT will not charge license fees for EZ Pay® Software, and Distributor may return unusable hardware, for those Games that cannot be upgraded or otherwise made to communicate with the IGT Systems Products.

3. INSTALLATION, MAINTENANCE, PARTS AND SERVICE

A. Purchase of Inventory

IGT shall not require Distributor to maintain inventory stock for the first two installations. Once the first two installations have been completed; Distributor shall maintain, at its cost, a stock of spare Parts, agreed by IGT and Distributor, adequate to timely meet the needs of IGT Systems Products Customers and Distributor’s obligations under this Agreement for service and repair.

B. Installation, Warranty and Post-Warranty Services

Distributor shall provide Customers with a ninety (90) day warranty repair and service for new IGT Systems Products at no cost to Customer. After the expiration of such warranty period, Distributor shall provide Customers with post- warranty technical services at the then current IGT rate charged for such services, parts and labor or pursuant to an executed EZ Pay® Maintenance Agreement. Any repairs, exchanges of parts, and adjustments required to maintain satisfactory operating conditions of the IGT Systems Products after delivery shall be the responsibility of Distributor. Distributor shall make a good faith effort in providing the above services to maintain the reputation of IGT, subject to all applicable laws, statues, ordinances, regulations and lawful requirements of all applicable authorities regarding the engagement of such services.

C. Training

IGT will provide technical training to employees of Distributor at a location to be determined by IGT. Such training may include technical training of installation, service and repair depot functions. Furthermore, IGT will provide a reasonable level of training to Distributor on a “train the trainer” basis. Such training will be sufficient to ensure that relevant staff of Distributor is conversant in the operation and use of the IGT Systems Products and Parts by Customers so as to enable such staff to train staff of Customers in such matters and to enable Distributor to provide First Level Support as outlined in Schedule ‘2F’. Distributor shall be responsible for all IGT employee travel, lodging and meal and related costs and for all capital and related costs for test and repair tools and equipment. All staffing provided by Distributor must have a good understanding of English.

D. Price of Parts

Except as provided by warranty under paragraph 1.G of this Agreement and except as to Parts specified in writing from time to time by IGT to Distributor for which a designated price to Distributor is made, the price of Parts, as defined, whether manufactured by IGT or obtained by IGT from other suppliers, shall be at the then current IGT-Europe List Price, as determined solely by IGT and provided in writing to Distributor from time to time, minus twenty percent (20%) of IGT-Europe B.V. List Price (the “Distributor’s Parts Discount”).

E. Returns

A ten percent (10%) restocking charge shall be applied to all Parts returned to IGT, unless such parts were provided to the Distributor in a defective or damaged condition. All Part returns must be approved in advance by IGT. Distributor shall not be allowed to return used, damaged, customized, or special order Parts, including Parts out of IGT revision control. All Part returns shall be sent freight pre-paid by Distributor. All Parts returned will be credited at the same IGT-Europe B.V. List Price originally invoiced less the ten percent (10%) restocking charge.

F. Method of Order and Payment

An order for Parts shall be in writing, in a form that IGT may require, specifying the Distributor order number and sufficiently detailed information for identification of the kind and quantity of the items ordered. No order by Distributor or any of its employees for Parts shall be binding on IGT until such order is received and accepted by an authorized employee of IGT. All payments due from Distributor to IGT for Parts shall be in the currency of the Euro (€). Unless otherwise agreed in writing at the time of order, payment for all Parts shall be made as follows: 100% of the total IGT-Europe B.V. List Price of each order shall be paid to IGT within ninety (90) business days after delivery of the Parts, via wire transfer to IGT. All such payments shall be sent to IGT at its account with ABN AMRO Bank, Hoofddorp Branch, the Netherlands, account number 56.53.85.496. Any and all amounts not timely paid by Distributor shall accrue interest at a default interest rate of one and half percent (1.5%) per month on the unpaid balance of principal and accrued interest thereon, provided that interest shall not exceed the maximum rate allowed (if any) under applicable law.

G. Delivery

Delivery of Parts shall be pursuant to the same terms and conditions as set forth for delivery of IGT Systems Products under paragraphs 1.J, K and L. IGT will only drop shipment to Customers when IGT determines appropriate; however, freight and duty costs will be the responsibility of Distributor in all cases. Consolidated orders will be shipped as soon as practical after receipt of order. Expedited orders (priority one) at the discretion of IGT and the requested Parts are available for shipping. Expedited orders shall be shipped pre-paid and billed to Distributor.

H. Parts Forecast

Distributor shall provide IGT with monthly Parts forecasts for the ensuing six (6) calendar months. In the event that IGT is subject to fees charged by its vendors to expedite parts that were not ordered within the above lead times, Distributor shall be responsible for such fees imposed on IGT.

4. FACILITATION OF SALES AND SERVICE

To facilitate said sales and service by Distributor, IGT agrees to provide Distributor with schematics, wiring diagrams, maintenance and service manuals, and any other technical material as determined solely by IGT for appropriate IGT Systems Products and Parts as ordered by Distributor pursuant to this Agreement. Distributor agrees that the data shall not be made available to any third party and shall be used solely in the normal course of business. All such materials provided by IGT and any and all modifications thereto, from whatever party or source constitutes IGT Proprietary Information subject to the covenants of paragraph 5, and other relevant provisions of this Agreement.

5. TRADE SECRETS AND CONFIDENTIALITY

A. Title

Distributor agrees that all IGT designs; IGT System Products, other systems, Parts; IGT software programs, all additions or modifications to IGT designs, codes, programs or IGT Systems Products or Parts, from whatever source; IGT Trademarks, Copyrights and all other intellectual property rights; Confidential Information, including all Confidential Information embodied in the IGT Systems Products or Parts; Documentation; IGT operations, training and computer manuals; all client lists, sales and promotional literature and information (whether copyrighted or not); employee lists; financial records, contracts; media presentations and other confidential or proprietary information with respect to IGT Systems Products or Parts (collectively “IGT Proprietary Materials”) are the sole and exclusive property of IGT, and the physical embodiments of such matters and information, are and shall be and remain the property of IGT.

B. Safeguarding of Information

Distributor agrees that all IGT Proprietary Materials will be held in confidence and strictly safeguarded by Distributor against any disclosure or use not authorized by this Agreement. Distributor shall not use such IGT Proprietary Materials to the detriment of IGT. Distributor shall employ at least the same degree of care that it uses to protect its own proprietary materials of a similar nature. Distributor agrees that it will not provide, disclose, license, copy or otherwise make available the IGT Proprietary Materials to any person other than the employees of Distributor necessary to permit Distributor’s proper use thereof as authorized by this Agreement. Distributor shall inform each of its employees to whom it provides access to the IGT Proprietary Materials of the confidential nature thereof. Distributor shall immediately notify IGT in the event that any IGT Proprietary Material becomes lost or stolen. At no time shall Distributor disclose or make available to any person, business concern or other entity any IGT Proprietary Materials to anyone other than an authorized recipient thereof, nor shall Distributor make or cause to be made any use of such IGT Proprietary Material except as provided for herein in the conduct of Distributor’s business under this Agreement; provided, however, that Distributor shall be permitted to deliver IGT Proprietary Material to a governmental entity of competent jurisdiction regulation if Distributor reasonably believes it is under a legal duty to do so and provided that Distributor affords IGT as much prior notice possible of such proposed delivery. In the event of expiration or other termination of this Agreement, Distributor shall immediately return all materials currently held by Distributor containing IGT Proprietary Materials to IGT.

C. Protection of IGT Proprietary Materials

The covenants and Agreements contained in this paragraph 5 are of the essence of this Agreement, each such covenant and Agreement being reasonable and necessary to protect and preserve the interests and property of IGT for the benefit of IGT, irreparable loss and damage will be suffered by IGT should Distributor breach any of such covenants and Agreements. Notwithstanding other remedies available to it, IGT shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by Distributor of any such covenants or Agreements. Any breach of any of the foregoing covenants will be deemed a material breach of this Agreement.

MISCELLANEOUS PROVISIONS

6. ADDRESSES

Any written notice, or offer and reply required by this Agreement shall be effective by telecopy facsimile or reputable courier service and shall be addressed as follows:

To Distributor	Robert J. Dykstra (or applicable successor) General Manager Octavian International Ltd EUR Bury House 1-3 Bury Street Guildford Surrey GU2 4AW England
To IGT-Europe B.V.	James Boje (or applicable sucessor) Managing Director IGT-Europe B.V. Bijlmermeerstraat 30, 2131 HC Hoofddorp, The Netherlands

7. WAIVER OF BREACH

The failure of any party to require the performance of any provision of this Agreement or the waiver by any party of any breach under this Agreement shall not prevent a subsequent enforcement of such provision, nor be deemed a waiver of any subsequent breach.

8. BENEFIT

This Agreement is solely for the benefit of the parties hereto and no third party shall have any right under, or interest in, this Agreement.

9. EARLY TERMINATION

Other than as provided in paragraph 1.E. of this Agreement, the Agreement may be terminated as follows:

A. By IGT

Upon written notice delivered to Distributor, IGT may terminate this Agreement, in part or its entirety if:

i.
Any ownership in Distributor or control or influence over Distributor or its successors, or any affiliation or business relationship between Distributor or its principals, employees, agents, or representatives, is held by any person or business entity, which, in the reasonable belief of IGT, materially jeopardizes any license, governmental approval or application by IGT for licensing or governmental approval, or creates a material conflict of interest with IGT and its products and such ownership or control or influence is not forthwith removed.

ii.
In the reasonable belief of IGT that Distributor has materially jeopardized performance hereunder because Distributor (a) has failed to maintain high standards of ethics, reputation, image, or Customer relations; or (b) has failed to use its best efforts to market or service IGT Systems Products and Parts to anywhere within the Territory or (c) has failed to comply with IGT specifications, policies or procedures; or (d) has failed to attain the level of customer service performance as specified by IGT or to establish and maintain sufficient facilities as to any specific region within the Territory, and such failure is not corrected to the satisfaction of IGT within a reasonable time following notice by IGT to Distributor of the nature of such failure.

B. By Distributor

Upon written notice delivered to IGT, Distributor may terminate this Agreement, in part or its entirety if:

i.
Any ownership of IGT or control influence over IGT or its successors is held or passes to any person or business entity which, in the reasonable belief of Distributor materially jeopardizes any license or creates a material conflict of interest in such person or business entity with Distributor, and such ownership or control influence is not forthwith removed;

ii.
In the reasonable belief of Distributor, a material defect of condition is contained within a significant number of IGT Systems Products or Parts which render those products noncompetitive in the marketplace, or not fit for the use intended and which defect or condition is not corrected by IGT consistent with its warranty obligations under paragraph 1.G of this Agreement to the reasonable satisfaction of Distributor within a reasonable time, giving due regard to the nature of the defect; or

iii.
IGT is unable to provide the required number of IGT Systems Products and Parts by Distributor in firm written orders, and such failure is not remedied to the reasonable satisfaction of Distributor within a reasonable time giving due regard to the nature of the market conditions in the Territory or which Products were ordered.

C. By IGT on the One Hand and Distributor on the Other Hand

Upon written notice delivered to the other party if:

i.
The other party has failed to observe all applicable laws or obtain any necessary license or approval from each gaming regulatory authority or other governmental approval in each applicable jurisdiction within that Territory; and such failure materially affects the performance of such other party or could materially affect the complaining party in its business elsewhere;

ii.
The other party becomes insolvent, or files a petition for adjudication as bankrupt or insolvent, or executes an assignment for the benefit of creditors, or has a receiver appointed for it for any reason;

iii.	The other party materially breaches this Agreement and such breach is not cured within thirty (30) days of the breaching party’s receipt of notice of such breach; or

iv.	There is a material change in the laws in the Territory relating to the objectives and operations contemplated herein which materially affects the ability of either party to perform its obligations.

10. EFFECT OF TERMINATION / OBLIGATION OF THE PARTIES

Upon the termination of this Agreement for any reason, the rights of each party to payment on account of the sale of IGT Systems Products, Parts or services already performed when this Agreement was in effect shall not be impaired, including Distributor's right to complete all then pending sales, unless, in the opinion of the Vice President of Compliance or Compliance Committee, such continued relationship would jeopardize the gaming licenses, permits, or status of IGT with any gaming regulatory authority or similar law enforcement authority. All of the IGT Confidential Information, including anything bearing an IGT Trademark or Copyright shall immediately be returned to IGT or its designated nominee at IGT's sole expense, and Distributor will immediately pay to IGT all amounts due under the terms of this Agreement.

Notwithstanding such opinion, upon such termination, each party shall cooperate with the others to effect a smooth termination, with minimum economic harm to each party and with regard to the best interests of Customers, and to reimburse the other in a commercially reasonable fashion for any expenses incurred by it at the request of the first party. Upon the termination of this Agreement, Distributor will turn over to IGT copies of all records constituting or relating to IGT Proprietary Materials and service activities of IGT Systems Products and Parts. Further, upon termination, either party, subject to the rights set forth above, shall have the right to develop, manufacture and sell, lease or otherwise distribute or operate any and all products in the Territory.

Upon termination, IGT shall repurchase all IGT Systems Products, Parts and components.

Distributor shall then have in inventory for the applicable jurisdiction for which termination is made, provided that there has been no usage or damage whatsoever as to such terminals, components and parts, for the amount paid by Distributor to IGT therefore less twenty percent (20%). All other provisions, actions, covenants, remedies, and conduct set forth in this Agreement applicable to a termination, shall be fully complied with by the appropriate party.

11. ADHERENCE TO LAWS

This Agreement is intended to only authorize and facilitate the final assembly, sale, service, and/or distribution of IGT Systems Products, Parts and related products in a lawful manner and is subject to and conditioned upon all applicable laws dealing with such activities and such Products. This Agreement shall not be deemed to require or authorize any act or transaction except as may be in full compliance with all such legal requirements. It is specifically agreed by Distributor that it shall scrupulously observe all applicable laws relating to the activities contemplated by this Agreement. Each party hereto agrees to take all lawful actions necessary and make every lawful effort to procure and maintain all required licenses and governmental approvals for compliance with such legal requirements.

A. Distributor Cooperation

Distributor agrees that it shall, at no cost to IGT, fully cooperate with IGT and governmental authorities to coordinate and facilitate governmental investigations of IGT Systems Products and Parts, including facilitation of location testing of IGT Systems Products and Parts, if such is required, provided, however, the equipment for conducting such testing shall be provided by IGT at no cost to Distributor.

B. Export, Import and Currency Controls

IGT shall not be responsible for obtaining any necessary export licenses, permits or approvals required, as applicable, for IGT Systems Products or Parts sold to Distributor under this Agreement. Distributor shall be responsible for obtaining any necessary import licenses, permits or any approvals required under applicable law for IGT Systems Products or Parts sold to Distributor under this Agreement. Distributor represents and warrants to IGT that Distributor shall not export or re-export (including via remote access) any IGT Systems Products or Parts sold to Distributor under this Agreement anywhere outside the Territory. Distributor shall also be responsible for obtaining any and all government exchange permits, licenses or approvals related to Distributor’s obligations to make payment to IGT under this Agreement. Distributor’s failure to obtain any such license, permit or approval shall not be a defense to Distributor’s failure to meet any payment obligation under this Agreement.

C.  Compliance with Laws

This Agreement is intended to only authorize and facilitate the sale, service, and/or distribution of IGT Systems Products and Parts in a lawful manner, and is subject to and conditioned upon all applicable foreign, federal, state and local laws dealing with such machines. This Agreement shall not be deemed to require or authorize any act or transaction except as may be in full compliance with all such legal requirements. It is specifically agreed by Distributor and IGT that each shall scrupulously observe all applicable foreign, federal, state and local laws relating to the activities contemplated by this Agreement. Each party hereto agrees to take all lawful actions necessary and make every lawful effort to procure and maintain all required foreign, federal, state and local licenses and approvals for compliance with such legal requirements.

i.
Distributor agrees that it shall, at no cost to IGT, take all necessary actions as liaison between IGT and governmental authorities including but not limited to coordinate and facilitate governmental investigation of IGT, if such is required.

ii.
IGT agrees that it shall pay all costs of licensing proceedings, governmental investigations, and approvals required by appropriate regulatory agencies for IGT Systems Products and Parts distributed by Distributor.

iii.	Distributor agrees that it shall apply proper due diligence to all IGT Systems Product and Part sales, including obtaining a copy of a current valid gaming license.

iv.
Distributor agrees that it shall pay all costs of licensing proceedings, governmental investigations and approval required by applicable, or local laws, regulations, ordinances or statues as to Distributor, its stockholders, officers, agents, employees or otherwise related parties. Distributor shall also be responsible for obtaining any and all government permits, licenses or approvals related to Distributor’s obligations to make payment to IGT under this Agreement. Distributor’s failure to obtain any such license, permit or approval shall not be a defense to Distributor’s failure to meet any payment obligation under this Agreement.

D. Representations and Warranties of Distributor

i.
Distributor represents and warrants that all information supplied by Distributor to IGT shall be complete, truthful, and accurate, and that Distributor shall not obtain on IGT’s behalf or provide to IGT any information which is not legally available in the Territory or which is proprietary, or classified where there is reason to believe that possession of such information is unauthorized or illegal.

ii.
Distributor represents and warrants that in performing under this Agreement, Distributor shall comply with the laws, regulations, and administrative requirements of: (i) the United States, including but not limited to the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1 et seq. (“FCPA”); and (ii) the Territory (except to the extent inconsistent with, or penalized under, United States law), and shall take no action which would subject IGT or any affiliate to claims or penalties under United States or the Territory laws, regulations, and administrative requirements and shall not make or permit to be made or knowingly allow a third party to make any improper payments, or promises of payments, or to perform any unlawful act. To this end, Distributor shall execute all the certifications required by this Agreement, and shall furnish such further certificates as may reasonably be required by IGT from time to time. Distributor agrees and acknowledges that failure or refusal to promptly furnish any required certificate or disclosure upon request from IGT may be the basis for immediate termination of this Agreement.

iii.
Distributor represents and warrants that in performing under this Agreement, Distributor is fully qualified under the laws, regulations, and administrative requirements of the Territory, and that, to the extent required by applicable law, regulation, or administrative requirement, Distributor has obtained all licenses or completed such registrations in the Territory as may be necessary or required to perform under this Agreement. In instances where Distributor has not obtained the license(s) required in a particular jurisdiction within the Territory, Distributor represents and warrants that it will not perform any activities which require licensing in such jurisdiction until such time that Distributor has obtained the required license(s).

iv.
Distributor represents and warrants that it has not made, nor will it make, or offer or promise to make, any gift or payment of money or anything of value, directly or indirectly, whether through a third party or otherwise, to any governmental official or officer or employee of any government, or any agency, department, or instrumentality thereof (including government-owned entities), or to any political party or candidate for political office for the corrupt purpose of influencing or inducing any such official, officer, employee, party or candidate to misuse his position or to influence any act or decision of a government, department or agency thereof to obtain, retain, or to direct business to IGT, Distributor, any affiliate of IGT or Distributor, or to secure any improper advantage.

v.
Distributor represents and warrants that: (a) neither it nor any of its principals, employees or officers is an official or employee, of any government, or any agency, department, or instrumentality thereof (including government-owned entities), or of any political party or a candidate for political office or of an Affiliate of an IGT customer; and (b) as of the date of execution of this Agreement and during the term of this Agreement, no official or employee of any Territory’s government or any agency, department or instrumentality thereof (including government-owned entities), or of any political party or candidate for political office is or will become associated with, or owns, or will own, an interest, whether direct or indirect, in Distributor or has or will have any legal or beneficial interest in this Agreement or any payments made, or to be made, by IGT hereunder.

vi.
Distributor represents and warrants that in respect of any transaction under this Agreement, Distributor has not paid, or offered, or agreed, or authorized, and shall not agree, to pay, or authorize any political contributions or donations.

vii.
Distributor represents and warrants that it is familiar with, and will comply in all respects with, United States and Territory laws, regulations, and administrative requirements applicable to IGT’s relationship with Distributor, including, but not limited to, the FCPA. Distributor acknowledges that IGT has furnished Distributor with copies of pertinent provisions of the FCPA. Distributor further acknowledges that it has read and understands such laws and regulations.

viii.
Distributor warrants that at all times it will act in the best interests of IGT and will take no action or undertake any obligation which is or may be detrimental to IGT or on conflict with the interests or business of IGT or its affiliates.

ix.
Distributor represents and certifies that neither it, nor its principals, officers or employees has been, charged with, convicted of or pleaded guilty to an offense involving fraud, corruption, or moral turpitude, and that it is not now listed by any government agency as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government procurement programs.

x.
Distributor hereby acknowledges receipt of a copy of pertinent provisions of IGT’s Code of Conduct (the “IGT Policy”), a copy of which is provided as part of this Agreement, and by execution of this Agreement, Distributor warrants and certifies that it fully understands the IGT Policy with respect to sales transactions and relations with customers and suppliers, and with government officials and members of political parties or candidates for political office and that Distributor will do nothing in the performance of the services required under this Agreement which will be in conflict with the IGT Policy.

xi.
Distributor warrants that it will personally perform all services to be performed by Distributor under this Agreement and shall exercise due care and diligence in selecting any employees or agents, provide appropriate training to them, and strictly monitor their activities to ensure compliance with Distributor’s obligations under this Agreement, including but not limited to, the obligation to comply with all United Stated and Territory laws.

xii.	Distributor represents and warrants that it does not and will not represent any other client, or have any interests, that are in conflict with the interests of IGT or the IGT Products.

xiii.
Distributor warrants that it shall give prompt written notice to IGT in the event that, at any time during the term of this Agreement, Distributor has failed to comply with or has breached any of its representations or warranties hereunder. In the event Distributor has not so complied or has breached any of it representations or warranties hereunder, this Agreement shall be null and void from the time of such non-compliance or breach without any requirement of notice to Distributor. The foregoing representations and warranties under this paragraph (11D) shall survive the termination of this Agreement and shall continue in effect with respect to all business activities of IGT in the Territory until all such activities have ceased.

xiv.
Distributor represents and warrants that it is not prohibited, or in any way limited, from entering this Agreement and fully performing services hereunder by reason of any agreement with, or other obligation to, any third party or by reason of any other legal obligation or impediment.

12. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. If and insofar as the applicability of the laws of the State of Nevada should be ruled out by the court the dispute is submitted, the laws of the Netherlands will govern this Agreement.

13. FORCE MAJEURE

IGT shall not be liable for any damages whatsoever resulting from failure to accept or fill any order or orders for IGT Systems Products, or Parts, hereunder, either in whole, or in part, when any such failure shall be due to anyone or more of the following causes: orders or instructions issued by representatives of the governments of The Netherlands, as applicable, or district of The Netherlands, or of any municipality, or other political or governmental division of any such district, or on account of IGT's inability to make or complete deliveries under this Agreement after a good faith effort because of the scarcity of labor or materials used in manufacturing its products, or on account of fires, strikes, lockouts, Acts of God, actions of the elements, wars, civil disturbances, acts or omissions of civil or military authorities of the Territory or otherwise, or of the public enemy or terrorists, unavailability of utilities, or outages of communications carriers, differences with workmen, accidents to machinery, or orders, decrees or judgments of any court or any other cause not within the direct control of IGT. IGT shall notify Distributor of any such delay as soon as practicable.

14. GOOD FAITH PERFORMANCE

IGT and Distributor agree to cooperate fully to work in good faith and mutually to assist each other in the performance of this Agreement. In this regard, the parties will meet and consult to seek to resolve problems and disputes under this Agreement. Distributor agrees to use its reasonable efforts to promote the sale of IGT Systems Products and Parts in the Territory.

15. SUCCESSORS AND ASSIGNS

All provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective successors and permitted assigns of the parties.

16. NON-ASSIGNABILITY

This Agreement may not be assigned, transferred or otherwise disposed of, in whole or in part, to any third party by any party to this Agreement without the prior express written consent of IGT. Any attempted assignment in violation of this paragraph shall be null, void, and of no force or effect whatsoever. Any request for assignment by Distributor shall also be subject to paragraph 24D.

17. NO WAIVERS / AMENDMENTS

No failure or delay by any party in exercising any right, power or privileges hereunder shall operate as a waiver thereof, or shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought. This Agreement may not be amended, modified or supplemented other than by a written instrument signed by each of the parties.

18. ENTIRE AGREEMENT

This Agreement constitutes the Agreement, in its entirety, and understanding among the parties with respect to the subject matter hereof and supersedes any and all prior Agreements, representations, statements and understandings, whether written or oral, relating to the subject matter hereof.

19. SEVERABILITY

Any term or provision of this Agreement which is ruled to be invalid or unenforceable by an arbitrator or by a court of competent jurisdiction upon award of an arbitrator, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20. COUNTERPARTS

This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same Agreement.

21. SECTION HEADINGS

The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22. INTERPRETATION

All defined terms herein include the plural as well as the singular. All references in this Agreement to designated “Sections” or “Paragraphs” and other subdivisions are to the designated Sections and Paragraphs and other subdivisions of this Agreement. All references in this Agreement to any party shall include all permitted transferees of such party. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provisions hereof or by reason of the status of the respective parties. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.

23. PUBLIC DISCLOSURE

Unless otherwise required by applicable law or regulation, any public disclosure, including but not limited to any press release of the subject matter of this Agreement shall be approved by the parties hereto prior to release, provided that such approval shall not be unreasonably withheld or delayed.

24. REGULATORY COMPLIANCE

IGT and its affiliates conduct business in a highly regulated industry under privileged licenses issued by gaming regulatory authorities both domestic and international. IGT maintains a compliance program that has been established to protect and preserve the name, reputation, integrity, and good will of IGT and its affiliates and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. Performance of this Agreement is contingent upon the following:

A.
Any necessary initial and continuing approvals and/or licenses required by any regulatory agency with jurisdiction over IGT or the subject matter of this Agreement. Distributor agrees to cooperate with requests, inquiries, or investigations of any gaming regulatory authorities or law enforcement agencies in connection with the performance of this Agreement, including the disclosure of information to gaming regulatory agencies that would otherwise be considered confidential under other sections of this Agreement. If any approval and/or license necessary for performance of this Agreement is denied, suspended or revoked, this Agreement shall terminate immediately and neither party shall have any additional rights hereunder, except as otherwise set forth in paragraph 10 of this Agreement; provided, however, that if the denial, suspension or revocation affects performance of this Agreement in part only, the parties may by mutual Agreement continue to perform under this Agreement to the extent it is not affected by the denial, suspension or revocation.

B.
The successful completion of a due diligence background investigation of Distributor and the continued suitability of Distributor throughout the term of this Agreement. Distributor agrees to fully cooperate with IGT in the completion of a due diligence background investigation and to provide IGT with the information necessary in order to conduct the due diligence background investigation and any information reasonably necessary in order to determine the continued suitability of Distributor throughout the term of this Agreement.

C.
The continued approval by the Vice President of Compliance of IGT or by IGT's Compliance Committee. If IGT, acting on the recommendation of the Vice President of Compliance or the Compliance Committee, withdraws its approval of this Agreement, then IGT may terminate this Agreement immediately and neither party shall have any additional rights hereunder, except as provided under paragraph 10; provided, however, that if the withdrawal of approval is based on a reason other than the party's failure to obtain initial or continued approval from the Vice President of Compliance of suitability, such termination shall be treated as a termination without cause. In addition, IGT may terminate this Agreement if the Vice President of Compliance or the Compliance Committee discovers facts that, in the opinion of the Vice President of Compliance or the Compliance Committee or both, would jeopardize the gaming licenses, permits, or status of IGT with any gaming regulatory authority or similar law enforcement authority; provided, however, that if such facts are unrelated to that party's failure to obtain initial or continued approval from the Vice President of Compliance or the Compliance Committee due to issues of regulatory compliance or suitability, such termination shall be treated as a termination without cause.

D.
This Agreement cannot be transferred or assigned by Distributor without prior notice to IGT and the successful completion of a background due diligence investigation of the transferee/assignee conducted by IGT prior to the transfer or assignment of the Agreement by Distributor. Prior notice must also be provided to IGT of any proposed change in ownership and/or management of Distributor and the successful completion of a background due diligence investigation conducted by IGT of the proposed new owner and/or manager must occur prior to the change in ownership or management. Distributor shall annually provide IGT with a complete list of all of Distributor’s directors and officers.

25. INDEPENDENT CONTRACTORS

All parties shall act as independent contractors in the performance of this Agreement. Nothing herein contained shall be read or construed so as to create or give rise to any relation of partnership or joint venture. No party shall be considered to be an agent or representative of any other party or have any authority or power to act for or undertake any obligation on behalf of any other party except as expressly authorized by the other party in writing. Any such unauthorized representation or action shall be considered a breach of this Agreement.

No franchise is intended by this Agreement and Distributor agrees that this Agreement does not constitute a franchise under any franchise laws applicable to the designated Territory or this Agreement.

DATED as set forth above

Octavian International Ltd EUR

Name:	Hans W Zeidler

Title:	Group Managing Director

Signature:	/s/ Hans W Zeidler

IGT-Europe B.V.

Name:	James P. Boje

Title:	Managing Director

Signature:	/s/ James P. Boje